360 Funds 485BPOS

Exhibit 99.(h)(9)(i)

AMENDED SCHEDULE A

EXPENSE LIMITATION AGREEMENT

between

360 FUNDS TRUST

and

TIMBER POINT CAPITAL MANAGEMENT LLC

Amended October 16, 2025

Fund	Maximum Annual Operating Expense Limit*	Effective Date	Expiration Date

Timber Point Global Allocation Fund (formerly Crow Point Global Tactical Allocation Fund)	1.50%	January 1, 2026	January 31, 2027
Timber Point Alternative Income Fund (formerly Crow Point Alternative Income Fund)	1.50%	January 1, 2026	January 31, 2027

* Expressed as a percentage of a Fund’s average daily net assets. This amount is exclusive of interest, borrowing expenses, distribution fees pursuant to Rule 12b-1 Plans, shareholder services fees pursuant to a Shareholder Services Plan, taxes, acquired fund fees and expenses, brokerage fees and commissions, dividend expenses on short sales, litigation expenses, expenditures which are capitalized in accordance with generally accepted accounting principles and, other extraordinary expenses not incurred in the ordinary course of such Fund’s business.

The parties hereto have executed this Amended Schedule A as of October 20, 2025.

360 Funds	Timber Point Capital Management, LLC

By:	/s/ Randall K. Linscott	By:	/s/ David R. Cleary

Name: Randall K. Linscott	Name: David R. Cleary

Title: President	Title: President